Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Entia Biosciences, Inc.

(Formerly Total Nutraceutical Solutions, Inc.)

Stevenson, Washington

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Entia Biosciences, Inc. (formerly Total Nutraceutical Solutions, Inc.) (the “Company”) of our report dated May 18, 2011 with respect to the balance sheet of the Company as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows for the year then ended included in the Company’s Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

March 5, 2012